Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. REPORTS 2015 THIRD QUARTER RESULTS

White Plains, NY — November 3, 2015 — Universal American Corp. (NYSE: UAM) today announced financial results for the quarter ended September 30, 2015.

Results of Third Quarter 2015

Universal American’s reported net income for the third quarter of 2015 was $2.8 million, or $0.03 per share.  Adjusted net loss for the third quarter of 2015 was $11.2 million, or $0.13 per share, which excludes the following after-tax items:

•                  $5.7 million, or $0.07 per share, of losses associated with our Accountable Care Organization (ACO) business;

•                  $18.8 million, or $0.22 per share, of net realized investment gains, primarily related to the sale of our minority interest in naviHealth;

•                  $0.3 million, or less than $0.01 per share, of tax expense;

•                  $0.5 million, or $0.01 per share, of non-recurring expenses; and

•                  $1.7 million or $0.02 per share, of income associated with discontinued operations related to the APS Healthcare businesses which have been sold.

Total revenues for the third quarter of 2015 were approximately $434 million.

Results of Nine Months ended September 30, 2015

Universal American’s reported net loss for the nine months ended September 30, 2015 was $2.4 million, or $0.03 per share.  Adjusted net loss for the nine months ended September 30, 2015 was $7.3 million, or $0.09 per share, which excludes the following after-tax items:

•                  $6.1 million, or $0.07 per share, of losses associated with our ACO business;

•                  $21.3 million, or $0.26 per share, of net realized investment gains, primarily related to the sale of our minority interest in naviHealth;

•                  $5.2 million, or $0.06 per share, of tax benefits;

•                  $3.9 million, or $0.05 per share, of non-recurring expenses; and

•                  $11.6 million, or $0.14 per share, of losses associated with discontinued operations related to the APS Healthcare businesses which have been sold.

Total revenues for the first nine months of 2015 were approximately $1.3 billion.

Management Comments

Richard A. Barasch, Chairman and CEO, commented, “In the third quarter, we continued to take actions that enable us to focus on our core strength and the foundation of our future: partnering with providers, especially primary care physicians, to improve health outcomes while reducing cost in the Medicare population.  With the pending sale of our Traditional Insurance businesses, we can better concentrate our efforts on growing our Medicare Advantage business and continuing the positive momentum in our Medicare Shared Savings Program ACO business.

“We have chosen to concentrate our Medicare Advantage business in regions where we have a meaningful market position, strong relationships with primary care physicians and the ability to positively impact the quality and cost of healthcare.  Approximately 96% of our members are now in plans with 4 Stars.

“We continue to expand our market leadership in the growing Houston/Beaumont region.  We are building on our successful 15-year history of working closely with our physician partners to improve quality and reduce cost for Medicare beneficiaries.  Our year-to-date results demonstrate the ongoing strength of this business.

“In the Northeast, especially upstate New York, we are in the process of converting a fee-for-service market into a more value-based system by introducing pay for performance to primary care physicians.  In 2015, we have had 35% growth in Medicare Advantage membership, but our financial results reflect an increase in utilization as well as a lag in adequate premium for new members.  We are addressing both of these issues and believe that our 2016 bids adequately reflected our experience.

“A noteworthy achievement in our Medicare Advantage results is the reduction in our administrative expense ratio to 10.0% in year-to-date 2015.  Given the seasonality of expenses, we expect the full-year expense ratio to be approximately 10.5%, consistent with the target we set going into 2015.

“Since 2010, Universal American has returned $19.35 per share ($1.6 billion) in cash dividends to its shareholders, including the recent $0.75 per share dividend.  After payment of the dividend and the repayment of our term loan in October, our cash and capital position remain strong, with approximately $57 million in cash at the holding company and more than adequate capital to support the ongoing growth in our operating companies.”

Medicare Advantage

Our current Medicare Advantage markets include our members in Texas, upstate New York and Maine.

	September 30,	December 31,
Membership (in thousands)	2015	2014
Texas HMOs	66.4	61.8
Upstate New York/Maine	40.2	29.7
Core Markets	106.6	91.5
Non-Core Network*	—	20.7
Rural*	—	1.9
Total Membership	106.6	114.1

*The Company did not renew its non-core network and rural markets for 2015.

Financial Performance ($ in millions)	Three Months Ended September 30, 2015		Nine Months Ended September 30, 2015

Premiums	$304.3		$923.9
Net investment income & other income	2.5		8.0
Revenue	306.8		931.9

Quality initiatives	5.8	1.9%	18.8	2.0%
Medical benefits	261.9	86.1%	783.2	84.8%
Total benefits	267.7	88.0%	802.0	86.8%

Admin expenses	32.8	10.8%	92.2	10.0%
ACA Fee	6.4		19.1

Segment (loss) income before income taxes	$(0.1)		$18.6

	Reported	Recast**	Reported	Recast**
Texas HMOs Medical Benefit Ratio	82.9%	82.1%	82.1%	82.4%
Upstate New York/Maine Medical Benefit Ratio	91.5%	90.8%	91.3%	91.1%

** Recast excludes the impact of prior period items.

The Medicare Advantage segment generated a pre-tax loss of $0.1 million for the quarter ended September 30, 2015; a decrease of $5.4 million compared to the quarter ended September 30, 2014.  The decrease in earnings was driven primarily by higher utilization in our Northeast market, a decrease in favorable prior period items and lower net investment income, partially offset by a decrease in commissions and general expense levels driven by our cost reduction initiatives and lower membership.  The quarter ended September 30, 2015 included $3.3 million of net unfavorable prior period items compared to $3.7 million of net favorable prior period items in the quarter ended September 30, 2014.

The Medicare Advantage segment pre-tax operating income during the first nine months of 2015 was $18.6 million, a decrease of $24.5 million compared to the first nine months of 2014.  These results were largely driven by higher utilization in our Northeast markets, expected lower membership as we exited non-core markets, a decrease in favorable prior period items and lower net investment income, partially offset by a decrease in commissions and general expense levels driven by our cost reduction initiatives and lower membership.  The nine months ended September 30, 2015, included $6.2 million of net favorable prior year items compared to $28.2 million of favorable items for the nine months ended September 30, 2014.

Texan Plus®, our flagship plan, is the largest Medicare HMO in Southeast Texas and has achieved 10% compounded membership growth over the past three years.  Virtually all of our members in this plan are in value-based payment arrangements.  For the third quarter of 2015, the reported Medical Benefit Ratio (MBR) in our Texas HMOs, excluding Quality Initiative (QI) expenses, was 82.9% and 82.1% excluding prior period items.  For the nine months ended September 30, 2015, the reported MBR in our Texas HMOs was 82.1% excluding Quality Initiative expenses and 82.4% excluding prior period items.

Our Northeast markets experienced a 35% increase in membership during 2015 and now have more than 40,000 members with a large concentration in upstate New York.  For the third quarter of 2015, the reported MBR was 91.5%, excluding Quality Initiative expenses, largely driven by an increase in utilization and a lag in adequate premium for new members.  Excluding prior period items, the MBR was 90.8%.  For the nine months ended September 30, 2015, the reported MBR in our Northeast markets was 91.3% excluding Quality Initiative expenses and 91.1% excluding prior period items.

Our administrative expense ratio improved to 10.8% in the third quarter of 2015, compared to 12.4% for the same period in 2014.  Administrative expenses for the third quarter of 2015 decreased $9.2 million compared to the third quarter of 2014.  For the nine months ended September 30, 2015, our administrative expense ratio improved to 10.0% compared to 11.3% for the same period in 2014.  Administrative expenses for the nine months ended September 30, 2015 decreased $27.1 million compared to the same period in 2014.

Medicare Advantage 2016 Stars

Approximately 96% of our members are currently enrolled in plans awarded 4 Stars from CMS.  A summary of these ratings is presented below:

2016 Universal American Medicare Advantage Plans

Contract	Plan Name	Location	Members	2015 Star Rating	2016 Star Rating
H4506	Texan Plus HMO	Southeast Texas	62,600	4.0	4.0
H2816	Today’s Options Network PFFS	Northeast	29,000	4.0	4.0
H2775	Today’s Options PPO	Northeast	11,200	3.5	4.0
H5656	Texan Plus HMO	North Texas (Dallas)	3,800	3.0	3.0

All of our plans in Southeast Texas (Houston/Beaumont) and the Northeast were awarded 4 Stars reflecting the quality of care delivered to enrolled Medicare beneficiaries.

Management Services Organization (MSO)

Our MSO segment includes the operations of our ACOs.  On July 30, 2015, the Centers for Medicare & Medicaid Services (CMS) informed us that our 23 Medicare Shared Savings Program (MSSP) ACOs generated $80 million in gross savings for program year 2014.  This compares to $66 million in gross savings for 2012/2013, the first program period of the MSSP, which comprised up to 21 months.  We recorded revenue for program year 2014 during the second quarter of 2015 and we recorded revenue for the program year 2012/2013 during the third quarter of 2014, due to the timing of CMS’s notice of results.

For these 23 ACOs, the results showed that:

•                  Nine ACOs, serving more than 105,000 Medicare beneficiaries, including our flagship ACO in Houston, qualified for shared savings totaling $26.9 million.  This compares to $20.4 million in shared savings paid to ACOs for the first program year 2012/2013, which was longer.  Our share of these payments, recorded in the second quarter of 2015, after payments to our physician partners of $6.0 million increased to $20.9 million, which is reflected in equity in (losses) earnings of unconsolidated subsidiaries in our consolidated statements of operations.

•                  Eight additional ACOs achieved savings but did not exceed the Minimum Savings Rate (MSR).  Of those eight, four missed the MSR by less than 1%.

•                  Quality scores improved for all ACOs, which indicates improved healthcare management particularly for our chronically ill beneficiaries.

	Three Months Ended September 30,		Nine Months Ended September 30,
Financial Performance ($ in millions)	2015	2014	2015	2014
Shared Savings Revenue:
Gross Shared Savings	$—	$20.4	$26.9	$20.4
ACO Partner Share	—	(7.0)	(6.0)	(7.0)
Net Shared Savings Revenue	—	13.4	20.9	13.4
Operating expenses	9.3	10.2	30.3	33.3
Segment (loss) income before income taxes	$(9.3)	$3.2	$(9.4)	$(19.9)

Medicaid

	Three Months Ended September 30,		Nine Months Ended September 30,
Financial Performance ($ in millions)	2015	2014	2015	2014

Revenue	$48.9	$46.8	$142.5	$131.4

Segment income (loss) before income taxes	$0.5	$0.1	$(0.9)	$2.2

The Medicaid segment includes the Total Care Medicaid health plan in upstate New York with approximately 39,500 members.  Pre-tax operating income for the quarter was $0.5 million, an increase of $0.4 million from the same period in 2014 driven by an increase in net premiums as a result of higher state reimbursement rates, partially offset by higher operating expenses.  The medical benefits ratio was 88.4% for the three months ended September 30, 2015 compared with 92.2% for the three months ended September 30, 2014.

The pre-tax operating results for the nine months ended September 30, 2015 decreased $3.1 million from the same period in 2014 as a result of an increase in medical expenses and operating expenses, partially offset by an increase in net premiums due to higher state reimbursement rates.  The MBR was 90.1% for the nine months ended September 30, 2015 as compared to 89.9% for the same period in 2014 due to higher medical benefits primarily related to increased inpatient utilization and unfavorable development.

Traditional Insurance

	Three Months Ended September 30,		Nine Months Ended September 30,
Financial Performance ($ in millions)	2015	2014	2015	2014

Revenue	$45.0	$50.0	$140.4	$155.9

Segment income (loss) before income taxes	$1.8	$(0.1)	$7.4	$3.3

Revenue in our Traditional Insurance segment decreased in both the three and nine months ended September 30, 2015 due to the continued run-off of our legacy insurance products, which we stopped marketing and selling after June 1, 2012.  Net income increased in both the three and nine months ended September 30, 2015, primarily driven by the reduction of operating expenses.

On October 8, 2015, the Company announced that it had entered into a definitive agreement to sell its Traditional Insurance business to Nassau Reinsurance Group Holdings, L.P.  It is anticipated that this transaction will close in early 2016.

Corporate & Other

	Three Months Ended September 30,		Nine Months Ended September 30,
Financial Performance ($ in millions)	2015	2014	2015	2014

Revenue	$3.4	$4.7	$6.9	$6.9

Segment loss before income taxes	$(7.3)	$(6.4)	$(29.3)	$(33.7)

Our Corporate & Other segment reflects the activities of our parent holding company, debt service and other ancillary operations including support services provided to the buyers of the APS Healthcare businesses through transition services agreements.

Corporate expenses for the three and nine months ended September 30, 2015 were lower than those in the comparable 2014 periods primarily due to corporate expense reduction initiatives, lower legal costs related to our non-core business, the discontinuation of our New York Health Benefits Exchange business and lower debt service costs.

Discontinued Operations

Discontinued operations had a pre-tax income of $1.2 million for the three months ended September 30, 2015 and a pre-tax loss of $21.7 million in the nine months ended September 30, 2015.  These results relate to the APS Healthcare businesses, all of which have now been sold.

Special Cash Dividend and Repayment of Debt

On October 26, 2015, the Company paid a special cash dividend of $0.75 per share. Additionally, on October 14, 2015, Universal American repaid the outstanding balance on its term loan of $44.9 million and terminated its credit facility, including the unused revolver.  After payment of the dividend and the repayment of our term loan, our cash and capital position remains strong, with approximately $57 million in cash at the holding company.

Investment Portfolio

As of September 30, 2015, Universal American had $910.6 million of cash and invested assets as follows:

•                  20% is invested in U.S. Government and agency securities;

•                  The average credit quality of the investment portfolio is AA-; and

•                  Approximately 1% of the investment portfolio is non-investment grade.

A complete listing of our fixed income investment portfolio as of September 30, 2015 is available for review in the financial supplement located in the Investors — Financial Reports section of our website, www.UniversalAmerican.com.

Balance Sheet and Liquidity

As of September 30, 2015, Universal American’s Balance Sheet had the following characteristics:

•                  Total cash and investments were $910.6 million and total assets were $1.9 billion;

•                  Total policyholder liabilities were $1.1 billion and total liabilities were $1.2 billion;

•                  Stockholders’ equity was $610.2 million and book value, excluding accumulated other comprehensive income (AOCI), was $7.18 per diluted common share;

•                  Tangible book value per diluted common share (excluding AOCI, goodwill, amortizing intangibles and deferred acquisition costs) was $5.70;

•                  Unregulated cash and investments of $163.4 million;

•                  $44.9 million of bank debt; and

•                  $40.0 million of mandatorily redeemable preferred stock, reported as a liability, with an annual dividend rate of 8.5%.

As of September 30, 2015, the ratio of debt to total capital, excluding the effect of AOCI and including Universal American’s mandatorily redeemable preferred stock as debt, was 12.3%.

Pro forma for the special dividend and debt pay-down, the ratio of debt to total capital, excluding the effect of AOCI and including Universal American’s mandatorily redeemable preferred stock as debt, will be 6.9%, with approximately $57 million of unregulated cash and investments held at the parent.

Conference Call

Universal American will host a conference call at 8:30 a.m. Eastern Time on Tuesday, November 3, 2015 to discuss financial results and other corporate developments. Interested parties may participate in the call by dialing (201) 493-6744. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.UniversalAmerican.com, and clicking on the “Investors” link in the upper right. To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software. A replay of the call will be available on the investor relations section of the Company’s website for approximately two weeks following the call.

Prior to the conference call, Universal American will make available on its website a Third Quarter 2015 Investor Presentation and supplemental financial data in connection with its quarterly earnings release. You can access the Third Quarter 2015 Investor Presentation and supplemental financial data at www.UniversalAmerican.com in the “Investors” section under the “Presentations” and “Financial Reports” sections.

About Universal American Corp.

Universal American (NYSE: UAM), through our family of healthcare companies, provides health benefits to people covered by Medicare and/or Medicaid. We are dedicated to working collaboratively with healthcare professionals, especially primary care physicians, in order to improve the health and well-being of those we serve and reduce healthcare costs.  For more information on Universal American, please visit our website at www.UniversalAmerican.com.

*             *             *

Forward Looking Statements

This news release and oral statements made from time to time by our executive officers may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. Such statements that are not historical facts are hereby identified as forward-looking statements and intended to be covered by the safe harbor provisions of the PSLRA and can be identified by the use of the words “believe,” “expect,” “predict,” “project,” “potential,” “estimate,” “anticipate,” “should,” “intend,” “may,” “will,” and similar expressions or variations of such words, or by discussion of future financial results and events, strategy or risks and uncertainties, trends and conditions in our business and competitive strengths, all of which involve risks and uncertainties.

Where, in any forward-looking statement, we or our management expresses an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Our actual results may differ materially from our expectations, plans or projections. We warn you that forward-looking statements are only predictions and estimates, which are inherently subject to risks, trends and uncertainties, many of which are beyond our ability to control or predict with accuracy and some of which we might not even anticipate.  We give no assurance that we will achieve our expectations and we do not assume responsibility for the accuracy and completeness of the forward-looking statements. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements as a result of many factors, including the risk factors described in the risk factor section of our SEC reports.

A summary of the information set forth in the “Risk Factors” section of our SEC reports and other risks includes, but is not limited to the following: the sale of our Traditional Insurance business is subject to numerous closing conditions and there can be no assurance that such transaction will ultimately be consummated; the impact of CMS’s  final Medicare Advantage reimbursement rates for calendar year 2016; we are subject to extensive government regulation and the potential that CMS and/or other regulators could impose significant fines, penalties or operating restrictions on the Company, including with respect to False Claims Act matters or RADV audits; the Affordable Care Act and subsequent rules promulgated by CMS could have a material adverse effect on our opportunities for growth and our financial results; we are investing significant capital and management attention in new business opportunities, including our ACOs, that may not be successful; we may experience higher than expected medical loss ratios or lower revenues, especially with our new members in our Northeast markets, which could materially adversely affect our results of operations; if we fail to design and price our products properly and competitively or if the premiums and fees we charge are insufficient to cover the cost of health care services delivered to our members, our profitability may be materially adversely affected; our significant shareholders may sell or distribute their stock which could cause the price of our stock to decline; changes in governmental regulation or legislative reform could increase our costs of doing business and adversely affect our profitability; reductions in funding for Medicare programs could materially reduce our profitability; failure to reduce our operating costs could have a material adverse effect on our financial position, results of operations and cash flows; we may not be able to maintain or improve our CMS Star ratings which may cause certain of our plans to receive less bonuses or rebates than our competitors; changes in governmental regulation or legislative reform, including the impact of Sequestration, could reduce our revenues, increase our costs of doing business and adversely affect our profitability; a substantial portion of our revenues are tied to our Medicare businesses and regulated by CMS and if our government contracts are not renewed or are terminated, our business could be substantially impaired; we no longer sell long-term care insurance and the premiums that we charge for the long-term care policies that remain in force may not be adequate to cover the claims expenses that we incur; any failure by us to manage our operations or to successfully complete or integrate acquisitions, dispositions and other significant transactions could harm our financial results, business and prospects; we could be subject to a cyber-attack or similar network breach that could damage our reputation and have a material adverse effect.  Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Universal American.

All forward-looking statements included in this release are based upon information available to Universal American as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

(Tables to follow)

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Continuing operations
Net premiums and policyholder fees	$393.7	$432.8	$1,192.4	$1,329.0
Net investment income	8.2	11.2	23.3	27.4
Other income	2.1	1.9	5.4	4.2
Net realized gains (losses)	29.7	(0.9)	33.7	0.6
Total revenues	433.7	445.0	1,254.8	1,361.2

Policyholder benefits	343.6	369.6	1,029.6	1,115.2
Change in deferred acquisition costs	2.6	4.9	8.5	9.4
Amortization of present value of future profits	0.8	0.9	2.4	2.9
Affordable Care Act fee	7.3	5.8	21.7	17.5
Commissions and general expenses, net of allowances	56.7	67.8	171.4	210.2
Total benefits and expenses	411.0	449.0	1,233.6	1,355.2

Income (loss) before equity in (losses) earnings of unconsolidated subsidiaries	22.7	(4.0)	21.2	6.0

Equity in (losses) earnings of unconsolidated subsidiaries	(7.4)	5.3	(1.1)	(10.4)
Income (loss) from continuing operations before income taxes	15.3	1.3	20.1	(4.4)

Provision for income taxes(1)	14.2	4.5	10.9	8.7

Income (loss) from continuing operations	1.1	(3.2)	9.2	(13.1)

Discontinued operations
Income (loss) from discontinued operations before income taxes	1.2	1.4	(21.7)	(3.9)
Income tax (benefit) provision	(0.5)	0.3	(10.1)	(0.1)

Income (loss) from discontinued operations	1.7	1.1	(11.6)	(3.8)

Net income (loss)	$2.8	$(2.1)	$(2.4)	$(16.9)

Per Share Data (Diluted)
Continuing operations	$0.01	$(0.04)	$0.11	$(0.15)
Discontinued operations	0.02	0.01	(0.14)	(0.05)
Net income (loss)	$0.03	$(0.03)	$(0.03)	$(0.20)

Diluted weighted average shares outstanding	83.2	81.7	83.5	84.6

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Income (loss) before income taxes by Segment
Medicare Advantage	$(0.1)	$5.3	$18.6	$43.2
MSO	(9.3)	3.2	(9.4)	(19.9)
Medicaid	0.5	0.1	(0.9)	2.2
Traditional Insurance	1.8	(0.1)	7.4	3.3
Corporate & Other	(7.3)	(6.4)	(29.3)	(33.7)
Realized gains (losses)	29.7	(0.9)	33.7	0.6

Income (loss) before income taxes — continuing operations	$15.3	$1.3	$20.1	$(4.4)

September 30, 2015
BALANCE SHEET DATA
Total cash and investments	$910.6
Total assets	$1,859.8
Total policyholder related liabilities	$1,066.7
Total reinsurance recoverable (ceded policyholder liabilities)	$616.4
Outstanding bank debt	$44.9
Mandatorily redeemable preferred shares	$40.0
Total stockholders’ equity	$610.2
Diluted book value per common share	$7.26
Diluted common shares outstanding at balance sheet date	84.1

Non-GAAP Financial Measures *
Total stockholders’ equity (excluding AOCI) *	$603.3
Diluted book value per common share (excluding AOCI) * (2)	$7.18
Diluted tangible book value per common share (excluding AOCI) * (3)	$5.70
Debt to total capital ratio (excluding AOCI) * (4)	12.3%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Adjusted net (loss) income(5)	$(11.2)	$(3.0)	$(7.3)	$3.4
Adjusted net (loss) income per share (diluted)	$(0.13)	$(0.03)	$(0.09)	$0.04

*            Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP).

(1)    For the quarter ended September 30, 2015, our effective tax rate on continuing operations was 92.6%, resulting in an income tax provision of $14.2 million. For the same period in 2014, our effective tax rate on continuing operations exceeded 100%, resulting in an income tax provision of $4.5 million. The high effective tax rates in both periods were driven by permanent differences, primarily the non-deductible ACA Fee and non-deductible interest expense. State income taxes also contributed to the variance in the effective tax rates. For the nine months ended September 30, 2015, our effective tax rate on continuing operations was 54.1%, resulting in an income tax provision of $10.9 million. For the same period in 2014, our effective tax rate from continuing operations exceeded (100%) resulting in an income tax provision of $8.7 million. For the nine months ended September 30, 2015, the tax provision included $5.1 million in foreign tax credit carryforwards created in connection with the February 2015 sale of APS Puerto Rico. Utilization of this tax benefit is the result of sufficient income from continuing sources; therefore, it is included in continuing operations.

Excluding the foreign tax credit carryforwards, the effective tax rate was 79.6%. For the nine months ended September 30, 2014, the tax effect of permanent differences exceeded the tax benefit of our loss from continuing operations, resulting in income tax expense. The high effective tax rates in both periods were driven by permanent differences, primarily the non-deductible ACA Fee and non-deductible interest expense. State income taxes also contributed to the variance in the effective tax rates. The size of our non-deductible permanent differences (primarily ACA fee and interest on our preferred stock) in relation to our pre-tax income results in a high effective tax rate, which may continue.

(2)    Diluted book value per common share (excluding AOCI) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (“AOCI”), plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(3)    Tangible book value per common share represents Total Stockholders’ Equity, excluding AOCI and intangible assets plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(4)    The Debt to Total Capital Ratio (excluding AOCI) is calculated as the ratio of the sum of the our outstanding bank debt plus the Mandatorily Redeemable Preferred Shares to the sum of Stockholders’ Equity (excluding AOCI) plus our outstanding bank debt plus the Mandatorily Redeemable Preferred Shares.

(5)    Adjusted net income is calculated as net income (loss) excluding the following items on after-tax basis: ACO results, net realized gains (losses), non-recurring tax provision (benefit), discontinued operations and other non-recurring items.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses both GAAP and non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release. You should not consider non-GAAP measures to be an alternative to measurements required by GAAP. Because Universal American’s calculation of these measures may differ from the calculation of similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies. We have not included a reconciliation of projected earnings per diluted share because projections for some components of this reconciliation are not possible to forecast at this time.  The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are set forth below.

Adjusted Net Income (loss) ($ in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net income (loss)	$2.8	$(2.1)	$(2.4)	$(16.9)
ACO results, after-tax	5.7	(2.1)	6.1	12.9
Net realized (gains) losses, after-tax	(18.8)	2.0	(21.3)	1.1
Non-recurring tax provision (benefit)	0.3	(0.3)	(5.2)	(0.3)
Discontinued operations, after-tax	(1.7)	(1.1)	11.6	3.8
Other non-recurring items, after-tax	0.5	0.6	3.9	2.8
Adjusted net (loss) income	$(11.2)	$(3.0)	$(7.3)	$3.4

Per share (diluted)
Net income (loss)	$0.03	$(0.03)	$(0.03)	$(0.20)
ACO results, after-tax	0.07	(0.03)	0.07	0.15
Net realized (gains) losses, after-tax	(0.22)	0.03	(0.26)	0.01
Non-recurring tax (benefit) provision	—	—	(0.06)	—
Discontinued operations, after-tax	(0.02)	(0.01)	0.14	0.05
Other non-recurring items, after-tax	0.01	0.01	0.05	0.03
Adjusted net (loss) income	$(0.13)	$(0.03)	$(0.09)	$0.04

Universal American uses adjusted net income, calculated as net loss excluding ACO results after-tax, net realized gains (losses) after-tax, non-recurring tax provision (benefit), discontinued operations and other non-recurring items after-tax as a basis for evaluating operating results. Although the excluded items may recur, we believe that the excluded items do not relate to the performance of Universal American’s core business operations and that adjusted net income provides a more useful comparison of our business performance from period to period.

	September 30, 2015	December 31, 2014
Total Stockholders’ Equity (excluding AOCI)
Total stockholders’ equity	$610.2	$614.5
Less: Accumulated other comprehensive income	(6.9)	(12.7)

Total stockholders’ equity (excluding AOCI)	$603.3	$601.8

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratio of debt to total capitalization. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income or loss, do not relate to the performance of Universal American’s core business operations.

	September 30, 2015	December 31, 2014
Diluted Book Value per Common Share
Total stockholders’ equity	$610.2	$614.5
Proceeds from assumed exercises of vested options	—	—
	$610.2	$614.5
Diluted common shares outstanding	84.1	84.2

Diluted book value per common share	$7.26	$7.30

Total stockholders’ equity (excluding AOCI)	$603.3	$601.8
Proceeds from assumed exercises of vested options	—	—
	$603.3	$601.8
Diluted common shares outstanding	84.1	84.2

Diluted book value per common share (excluding AOCI)	$7.18	$7.15

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

	September 30, 2015	December 31, 2014
Tangible Book Value per Common Share
Total stockholders’ equity (excluding AOCI)	$603.3	$601.8
Less: intangible assets (1)	(124.3)	(132.9)
Proceeds from assumed exercises of vested options	—	—
Tangible Book Value	$479.0	$468.9
Diluted common shares outstanding	84.1	84.2

Tangible book value per common share	$5.70	$5.57

Universal American uses tangible book value per common share as a basis for evaluating the value of the Company’s tangible net assets.

(1)         Intangible assets include the following at September 30, 2015 and December 31, 2014, respectively: goodwill ($73.3 million), deferred acquisition costs, net of taxes ($45.1 million and $50.5 million) and amortizing intangible assets, net of taxes ($5.9 million and $9.1 million).

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

	September 30, 2015	December 31, 2014
Debt to Total Capital Ratio
Outstanding bank debt	$44.9	$103.4
Mandatorily redeemable preferred shares	40.0	40.0
Total outstanding debt	$84.9	$143.4

Total stockholders’ equity	$610.2	$614.5
Outstanding bank debt	44.9	103.4
Mandatorily redeemable preferred shares	40.0	40.0
Total capital	$695.1	$757.9

Debt to total capital ratio	12.2%	18.9%

Total stockholders’ equity (excluding AOCI)	$603.3	$601.8
Total outstanding bank debt	44.9	103.4
Mandatorily redeemable preferred shares	40.0	40.0
Total capital	$688.2	$745.2

Debt to total capital ratio (excluding AOCI)	12.3%	19.2%

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

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CONTACT:	— OR-	INVESTOR RELATIONS COUNSEL:
Adam C. Thackery		The Equity Group Inc.
Chief Financial Officer (914) 597-2939		www.theequitygroup.com
Fred Buonocore (212) 836-9607
Linda Latman (212) 836-9609